Issuer Free Writing Prospectus, Dated July 22, 2011
Filed Pursuant to Rule 433
Registration Statement No. 333-172884
EXCLUSIVE EVENT This invitation is non-transferable. Limit one invitee and one guest per invitation. Other restrictions may apply, see registration statement and prospectus described below for details. Management reserves the right to modify or cancel this event at any time, without notice. Participants must be 21 years of age to take part in this event. Application for membership in the Owner’s Club Stock Program is open to participants in the mychoice customer loyalty program. Not valid for persons on the Missouri, Indiana, or Louisiana Disassociated Persons List or persons who have otherwise been excluded by Pinnacle Entertainment or its subsidiaries. Gambling Problem? Call 1.800.994.8448 (IN), 1.888.BETSOFF (MO), and 1.877.770.7867 (LA). ©2011 Pinnacle Entertainment, Inc. All rights reserved. This invitation is not an offer to buy or the solicitation of an offer to sell any security of Pinnacle Entertainment, Inc., nor will there be any offer, sale or solicitation of any security in any jurisdiction in which such offer, sale or solicitation would be unlawful. Pinnacle Entertainment, Inc. has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-172884) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Pinnacle Entertainment, Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-877-764-8750.

the owner’S Club stock Program Saturday, auguSt 20 Lumière PLace casino & HoteLs VIP Lounge • 7 Pm the moment you’ve been waiting for is here. you and a guest are invited to join us to receive information about the owner’s club stock Program! Commemorate this momentous occasion with an evening of hors d’oeuvres, drinks and entertainment. For reservations, *-v call 877.450.7775.